Exhibit (a)(1)(G)

TENDER OFFER INSTRUCTION FORM

BIOMET 401(k) SAVINGS AND RETIREMENT PLAN

BEFORE COMPLETING THIS FORM, PLEASE CAREFULLY READ

THE ACCOMPANYING INFORMATION

CONTROL NUMBER:

Make sure to retain a copy of your control number in case you need it at a future time to make a revocation.

In response to the offer by LVB Acquisition Merger Sub, Inc., an Indiana corporation (“Purchaser”) and a direct wholly-owned subsidiary of LVB Acquisition, LLC, a Delaware limited liability company (“LVB”) and an indirect wholly-owned subsidiary of LVB Acquisition Holding, LLC, a Delaware limited liability company (“Holding”), announced on June 7, 2007 an offer to purchase for cash all outstanding common shares, without par value (“Shares”), of Biomet, Inc., an Indiana corporation (“Biomet”), at a price of $46.00 per Share, net to the seller in cash (the “Offer Price”), without interest thereon and less any required withholding taxes, upon the terms and subject to the conditions set forth in the enclosed Offer to Purchase dated June 13, 2007 (which, together with any amendments or supplements thereto, collectively constitute the “Offer”), I hereby instruct The Charles Schwab Trust Company (“Charles Schwab”) to tender or not to tender the Shares allocated to my account under the Biomet 401(k) Savings and Retirement Plan (the “Plan”) in response to the Offer as follows (PLEASE CHECK ONE BOX AND COMPLETE THE REMAINDER OF FORM—If more than one box is checked below your election may be disregarded):

☐ YES. I DIRECT CHARLES SCHWAB TO TENDER ALL OF THE SHARES ALLOCATED TO MY PLAN ACCOUNT IN RESPONSE TO THE TENDER OFFER.

☐ YES. I DIRECT CHARLES SCHWAB TO TENDER A PORTION                     (1%- 99%, WHOLE PERCENTAGE ONLY) OF THE SHARES ALLOCATED TO MY PLAN ACCOUNT IN RESPONSE TO THE TENDER OFFER. If you fail to insert a (whole) percentage, your election will be treated as an election NOT to tender any of your Shares.

☐ NO. I DIRECT CHARLES SCHWAB NOT TO TENDER ANY OF THE SHARES ALLOCATED TO MY PLAN ACCOUNT IN RESPONSE TO THE TENDER OFFER.

You may submit your tender instruction to Ellen Philip Associates, the Independent Plan Tabulator, by toll-free telephone call , by Internet or by mail. Telephone and Internet facilities are available 24/7 and represent the speediest way to submit your instruction. On the Internet facility you have the option of receiving an instant confirmation. On a touch-tone phone, call 1 888-216-1329. On the Internet go to https://www.tabulationsplus.com/bmet. You should have a copy of this Instruction Form and the control number handy when you call via toll-free number or access the Internet to provide your instructions.

Regardless of the manner in which they are submitted, Tender Offer Instructions that are not timely received by the Independent Plan Tabulator, and, if submitted by mail, those received without a box checked above or with more than one box checked will be treated as an instruction not to tender Shares.

The speediest way to submit your instructions is via telephone or Internet. However, if you prefer to do so, you may submit your written instructions by mailing this completed form promptly in the enclosed postage-paid envelope.

YOUR INSTRUCTION, HOWEVER SUBMITTED, MUST BE RECEIVED BY THE INDEPENDENT PLAN TABULATOR NO LATER THAN 12:00 NOON, NEW YORK CITY TIME, ON JULY 9, 2007 OR YOUR SHARES WILL NOT BE TENDERED.

Signature	Date

Daytime Phone Number

2